Exhibit 23








INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
    Integrated Defense Technologies, Inc.:

We have audited the consolidated financial statements of Integrated Defense Technologies, Inc. (a majority owned subsidiary of IDT Holding, L.L.C.) and subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and have issued our report thereon dated January 30, 2003 (February 27, 2003 as to Note 17) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company's change in its method of accounting for goodwill); such consolidated financial statements and report are included in your 2002 Annual Report to Shareholders and are incorporated herein by reference. Our audits also included the consolidated financial statement schedules of Integrated Defense Technologies, Inc. and subsidiaries, listed in Item 15. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information shown therein.



/s/ Deloitte & Touche LLP


Birmingham, Alabama
January 30, 2003